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Exhibit (m)(3)(A)(i)

May 1, 2026

Voya Investors Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Reduction in Fee Payable under the Voya Investors Trust Fifth Amended and Restated Shareholder Service Plan

Ladies and Gentlemen:

By this letter dated May 1, 2026, we have agreed to waive the shareholder service fee payable to us under the Fifth Amended and Restated Shareholder Service Plan for Service Class Shares (the “Agreement”) of Voya U.S. Stock Index Portfolio (the “Portfolio”), a series of Voya Investors Trust (“VIT”), in an amount equal to 0.01% of the average daily net assets attributable to Service Class Shares of the Portfolio, as if the shareholder service fee specified in the Agreement were 0.24%.

By this letter, we agree to waive this amount for the period from May 1, 2026, through May 1, 2027.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VIT.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: Andrew K. Schlueter _________________

Name: Andrew K. Schlueter

Title: Senior Vice President

Voya Investments Distributor, LLC

ACCEPTED AND AGREED TO:

Voya Investors Trust

By: KimberlyA. Anderson___

Name: Kimberly A. Anderson

May 1, 2026

Title: Senior Vice President, Duly Authorized